Exhibit 99.1

Media Contact: Jon Harmon

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HEIDRICK & STRUGGLES NAMES TRACY WOLSTENCROFT CHIEF EXECUTIVE OFFICER

Seasoned Executive Brings Broad Leadership Experience and Strong Track Record of Managing Global Professional Services Teams

CHICAGO, February 3, 2014 – Heidrick & Struggles International, Inc. (Nasdaq: HSII), the premier professional services firm focused on serving the leadership needs of top organizations globally, today announced that Tracy R. Wolstencroft has been named President and Chief Executive Officer. He has also joined the Heidrick & Struggles Board of Directors. Jory Marino, who has been serving as Interim CEO, will continue with the firm in a leadership role.

Wolstencroft, 55, joins Heidrick & Struggles following a 25-year career at Goldman, Sachs & Co. A partner at Goldman from 1994 to 2010, he served on the Firmwide Partnership Committee, the Investment Banking Operating Committee, and the Asia Management Committee. During his career, he led a wide range of businesses in the United States and abroad, including Investment Banking Services, Environmental Markets, Latin America, Public Sector and Infrastructure Banking, and Fixed Income Capital Markets. While living in Asia from 1998 to 2002, Wolstencroft was President of GS Singapore, co-head of investment banking in Japan, head of Asia financial institutions, and a leader of the firm’s strategy in China. In 2010, he retired from the firm, becoming an Advisory Director and Chairman of the Clean Technology and Renewables business. He currently serves on the Boards of the Brookings Institution, the National Geographic Society, and the International Rescue Committee.

Richard Beattie, Chairman of the Board of Heidrick & Struggles, said, “Tracy Wolstencroft is a multi-talented executive who brings strong leadership capabilities and a proven ability to manage a global client-service organization. Tracy embodies all of the characteristics we were looking for in our next CEO, and we are confident that our clients, employees and shareholders will benefit from his perspective, capabilities and commitment to excellence. He has an extensive global network, deep boardroom experience, and an outstanding reputation for delivering good counsel to senior leaders and organizations across a wide range of industries and geographies. We believe he is a great cultural fit and are delighted to have him join Heidrick & Struggles.”

Beattie added, “On behalf of the entire Board and organization, I want to thank Jory Marino, a key member of the senior executive team, for his important contributions to the firm during this interim period. We are pleased we will continue to benefit from Jory’s talents and expertise as he continues in a leadership role.”

Wolstencroft said, “Heidrick & Struggles has a great franchise and a premium brand, and I look forward to working with its talented team to help the firm achieve its full potential. My focus will be on sharpening our strategy, energizing the team, fostering collaboration and teamwork, and building on our talent while increasing efficiency. We will drive innovation across the organization to ensure our global client base receives the unparalleled expertise and service it needs to help build winning leadership teams. At the same time, we will be focused on leveraging an iconic brand to deliver significant long-term value to shareholders. I firmly believe in the power of this unique organization and that its best days lie ahead.”

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. (Nasdaq:HSII) is the premier provider of senior-level Executive Search, Culture Shaping and Leadership Consulting services. For 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles’ leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

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